                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                         QUICKTURN DESIGN SYSTEMS, INC.

                         TO BE HELD ON OCTOBER 29, 1998

    THIS NOTICE OF SPECIAL MEETING IS BEING MAILED BY MENTOR GRAPHICS CORPORATION AND NOT BY QUICKTURN DESIGN SYSTEMS, INC.

    A Special Meeting of Stockholders of Quickturn Design Systems, Inc. (the "Company") will be held at 3 p.m. New York City time, on October 29, 1998 at The Corporation Trust Company, 30 The Green, Dover, Delaware 19901 (the "Special Meeting") to consider the following proposals made by Mentor Graphics Corporation to be presented in the order set forth below:

        (i) To remove all members of the Board of Directors of the Company (the "Company Board");

        (ii) To adopt an amendment to Section 3.2 of Article III of the Company's Bylaws (the "Company Bylaws") to reduce the authorized number of Company directors from eight to five;

        (iii) To elect directors to fill the five vacancies on the Company Board resulting from the removal of the incumbent directors;

        (iv) To adopt a stockholder resolution repealing each provision of the Company Bylaws or any amendment thereto adopted by the Company Board subsequent to March 30, 1998 and prior to the effective date of the Proposals (together, the "Proposals"); and

        (v) To take action on such procedural motions as may properly come before the Special Meeting.

    Only stockholders of record at the close of business on September 10, 1998, the record date, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment, postponement, or continuation thereof. On September 11, 1998, Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed (the "Designated Agents") called the Special Meeting by delivering to the Company agent designations executed by holders of greater than 10% of the Shares (including the Shares owned by Mentor Graphics) entitled to vote at the Special Meeting and by mailing this Notice to the stockholders of the Company. Mentor Graphics and the Company are involved in litigation regarding the date, time and record date of the Special Meeting as well as the Designated Agents' authority to call and give notice of the Special Meeting. See "The Special Meeting--Quorum and Voting" and "Legal Proceedings."

                                          By the Order of the Designated Agents,

                                          /s/ Walden C. Rhines

                                          Walden C. Rhines

September 11, 1998
Wilsonville, Oregon

                                PROXY STATEMENT
                                       OF
                          MENTOR GRAPHICS CORPORATION
                                     FOR A
                       SPECIAL MEETING OF STOCKHOLDERS OF
                         QUICKTURN DESIGN SYSTEMS, INC.

                         TO BE HELD ON OCTOBER 29, 1998

    This Proxy Statement (the "Proxy Statement") and the enclosed GOLD Proxy Card (the "Proxy Card") are being furnished in connection with the solicitation (the "Solicitation") of proxies by and on behalf of Mentor Graphics Corporation ("Mentor Graphics"), an Oregon corporation, to be used at a Special Meeting of Stockholders to be held on October 29, 1998 at 3 p.m. New York City time at The Corporation Trust Company, 30 The Green, Dover, Delaware 19901, and at any adjournment, postponement or continuation thereof (the "Special Meeting") of Quickturn Design Systems, Inc., a Delaware corporation (the "Company").

    THIS SOLICITATION IS BEING MADE BY MENTOR GRAPHICS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    On August 11, 1998, Mentor Graphics delivered a letter to the Company containing an offer by Mentor Graphics to acquire the Company (the "Proposed Acquisition"), in which stockholders of the Company would receive $12.125 in cash for each outstanding share of common stock, par value $.001, of the Company (the "Company Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Company Common Stock, the "Shares"). The letter also stated that Mentor Graphics would consider an increased offer price in the event that Mentor Graphics is permitted by the Company to conduct a due diligence review of the Company and that such review demonstrates greater value of the Company to Mentor Graphics. On August 24, 1998, without engaging in any discussions with Mentor Graphics, the Company Board rejected Mentor Graphics' offer.

    On September 11, 1998, Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed (the "Designated Agents") called the Special Meeting by delivering to the Company agent designations ("Agent Designations") executed by holders of greater than 10% of the Shares (including the Shares owned by Mentor Graphics) entitled to vote at the Special Meeting and by mailing notice of the Special Meeting to the stockholders of the Company. Mentor Graphics and the Company are involved in litigation regarding the date, time and record date of the Special Meeting as well as the Designated Agents' authority to call and give notice of the Special Meeting. See "The Special Meeting--Quorum and Voting" and "Legal Proceedings." The proxies solicited by this Proxy Statement will be voted at the Special Meeting, or at any special meeting called to consider Mentor Graphics' proposals set forth herein, including any adjournment, postponement or continuation thereof, regardless of whether such special meeting takes place on October 29, 1998, or on any other date, provided however, that in no event will the proxies be valid beyond October 29, 1999.

    As of July 1, 1998, there were 17,922,518 Shares issued and outstanding according to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. As of August 31, 1998, Mentor Graphics and its subsidiaries had the right to vote an aggregate of 591,500 Shares. All Shares represented by each properly executed, unrevoked Proxy Card received in time for the Special Meeting will be voted in the manner specified therein. Mentor Graphics is soliciting your proxy to vote on the following proposals to be presented by Mentor Graphics at the Special Meeting to be presented in the order set forth below:

        (i) To remove all members of the Board of Directors of the Company (the "Company Board");

        (ii) To adopt an amendment to Section 3.2 of Article III of the Company's Bylaws (the "Company Bylaws") to reduce the authorized number of Company directors from eight to five;

        (iii) To elect directors to fill the five vacancies on the Company Board resulting from the removal of the incumbent directors;

        (iv) To adopt a stockholder resolution repealing each provision of the Company Bylaws or any amendment thereto adopted by the Company Board subsequent to March 30, 1998 and prior to the effective date of the Proposals (together, the "Proposals"); and

        (v) To take action on such procedural motions as may properly come before the Special Meeting.

      MENTOR GRAPHICS URGES YOU TO VOTE IN FAVOR OF EACH OF THE PROPOSALS.

    If Mentor Graphics' five nominees (the "Nominees") are elected, Mentor Graphics expects that, subject to their fiduciary duties under applicable law, the Nominees would act to facilitate the Proposed Acquisition through the Offer and the Proposed Merger described below under "Introduction."

    Mentor Graphics believes that the record date for determining stockholders entitled to notice of and to vote at the Special Meeting is September 10, 1998 (the "Record Date"). Accordingly, stockholders of record at the close of business on the Record Date will be entitled to one vote at the Special Meeting for each Share held on the Record Date. Mentor Graphics and the Company are involved in litigation regarding the date, time and record date of the Special Meeting as well as the Designated Agents' authority to call and give notice of the Special Meeting. See "The Special Meeting--Quorum and Voting" and "Legal Proceedings."

    This Proxy Statement and the enclosed GOLD Proxy Card are first being mailed on or about September 11, 1998 to all stockholders of the Company.

    YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. MENTOR GRAPHICS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TO VOTE FOR THE PROPOSALS.

    A VOTE FOR THE PROPOSALS WILL ENABLE YOU--AS THE OWNERS OF THE COMPANY--TO SEND A MESSAGE TO THE COMPANY BOARD THAT YOU ARE IN FAVOR OF A SALE OF THE COMPANY TO MENTOR GRAPHICS.

    MENTOR GRAPHICS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO MENTOR GRAPHICS, C/O MACKENZIE PARTNERS, INC. ("MACKENZIE"), AT THE ADDRESS BELOW, OR TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE SPECIAL MEETING. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE SPECIAL MEETING. SEE "PROXY PROCEDURES" BELOW.

                                   IMPORTANT

    1. If your shares of Company Common Stock are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to MacKenzie in the postage-paid envelope provided.

    2. If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD Proxy Card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a GOLD Proxy Card to be signed representing your shares of Company Common Stock. Mentor Graphics urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to Mentor Graphics in care of MacKenzie to the address below, so that Mentor Graphics will be aware of all instructions given and can attempt to ensure that such instructions are followed.

    If you have any questions about executing or delivering your GOLD Proxy Card or require assistance, please contact:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (call collect)

                                       or

                         CALL TOLL-FREE: (800) 322-2885

                              FAX: (212) 929-0308

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
FORWARD-LOOKING STATEMENTS.................................................................................           i
INTRODUCTION...............................................................................................           1
THE SPECIAL MEETING........................................................................................           2
The Proposals..............................................................................................           2
Other Matters to be Considered at the Special Meeting......................................................           5
Quorum and Voting..........................................................................................           5
BACKGROUND OF THE OFFER AND THE PROPOSED MERGER............................................................           7
THE PROPOSED ACQUISITION, THE OFFER AND THE PROPOSED MERGER................................................          11
The Proposed Acquisition...................................................................................          11
Terms of the Offer and the Proposed Merger.................................................................          11
Conditions to the Offer....................................................................................          12
Required Stockholder Consent to the Proposed Merger........................................................          12
LEGAL PROCEEDINGS..........................................................................................          13
PROXY PROCEDURES...........................................................................................          16
CERTAIN INFORMATION CONCERNING MENTOR GRAPHICS AND PURCHASER...............................................          17
DISSENTERS' RIGHTS.........................................................................................          18
SOLICITATION OF PROXIES....................................................................................          18
ADDITIONAL INFORMATION.....................................................................................          19
ANNEX I--INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR GRAPHICS AND OTHER
  REPRESENTATIVES OF MENTOR GRAPHICS.......................................................................          20
ANNEX II--BENEFICIAL OWNERSHIP OF COMPANY SHARES BY MENTOR GRAPHICS, PURCHASER, THE NOMINEES, THE DIRECTORS
  AND CERTAIN EMPLOYEES OF MENTOR GRAPHICS, AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS...................          23
ANNEX III--SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY AS A GROUP........          25
ANNEX IV--TRANSACTIONS IN SHARES OF THE COMPANY BY MENTOR GRAPHICS.........................................          26
ANNEX V--FORM OF PROPOSED AMENDMENT TO THE COMPANY BYLAWS..................................................          27
ANNEX VI--FORM OF PROPOSED STOCKHOLDER RESOLUTION..........................................................          28

                           FORWARD-LOOKING STATEMENTS

    MENTOR GRAPHICS URGES YOU TO READ THIS ENTIRE PROXY STATEMENT CAREFULLY. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). IT HAS NOT BEEN JUDICIALLY DETERMINED THAT THE SAFE HARBOR PROVIDED BY SECTION 21E OF THE EXCHANGE ACT APPLIES TO FORWARD-LOOKING STATEMENTS IN AN AGENT DESIGNATION SOLICITATION OR PROXY SOLICITATION CONDUCTED IN CONNECTION WITH A TENDER OFFER. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATE," "ESTIMATE," "PROJECTS," "MENTOR GRAPHICS BELIEVES," "INTENDS," "EXPECTS" AND SIMILAR WORDS AND PHRASES. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: (I) CONSUMMATION OF THE PROPOSED ACQUISITION; (II) THE SUCCESSFUL INTEGRATION OF THE COMPANY INTO MENTOR GRAPHICS' OPERATIONS WITHIN SIX MONTHS AFTER CONSUMMATION OF THE PROPOSED ACQUISITION; (III) THE RETENTION OF KEY EMPLOYEES WITHIN THE SALES, SERVICE AND MANUFACTURING ORGANIZATIONS AS WELL AS CERTAIN ENGINEERING TEAMS OF THE COMPANY; (IV) SATISFACTORY RESOLUTION OF PENDING PATENT LITIGATION; AND (V) MENTOR GRAPHICS' ABILITY TO OPERATE SUCCESSFULLY WITHIN A MORE LEVERAGED CAPITAL STRUCTURE. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. MENTOR GRAPHICS DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                                  INTRODUCTION

    On August 11, 1998, Mentor Graphics offered to acquire all outstanding Shares for $12.125 in cash per share of Company Common Stock, together with the Rights issued pursuant to the Rights Agreement of the Company dated January 10, 1996 (the "Rights Agreement") in a negotiated transaction. On August 24, 1998, without engaging in any discussions with Mentor Graphics, the Company Board rejected Mentor Graphics' offer.

    On August 12, 1998, Mentor Graphics and MGZ Corp., a Delaware corporation and a wholly owned subsidiary of Mentor Graphics ("Purchaser"), commenced a tender offer to purchase all outstanding Shares at a price of $12.125 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 12, 1998, the Supplement to the Offer to Purchase dated August 27, 1998 (the "Supplement"), and the related Letter of Transmittal. The Offer to Purchase, as amended by the Supplement, and as it may be subsequently amended and supplemented, and the Letter of Transmittal, together constitute the "Offer."

    The purpose of the Offer and the Proposed Merger (as defined below) is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. Mentor Graphics intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Mentor Graphics (the "Proposed Merger"). The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the effective time of the Proposed Merger (the "Effective Time"), it is anticipated that each then outstanding Share (other than Shares owned by Mentor Graphics and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive an amount in cash equal to the Offer Price.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Mentor Graphics and its subsidiaries, including Purchaser, would represent a majority of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) the Rights having been redeemed by the Company Board, or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"), (iii) Purchaser being satisfied, in its reasonable discretion, that, after consummation of the Offer, the provisions of
Section 203 ("Section 203") of the DGCL would not prohibit for any period of time, or impose any voting requirement in excess of majority stockholder approval with respect to, the Proposed Merger or other business combination with Purchaser or any affiliate of Purchaser (the "Section 203 Condition") and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Condition"). The Offer is also subject to other terms and conditions described in the Offer. The Offer is not conditioned on Purchaser obtaining financing. The Offer is scheduled to expire at midnight New York City time on October 6, 1998, unless extended. Mentor Graphics anticipates that Purchaser will extend the Offer from time to time as necessary to permit the conditions of the Offer to be satisfied, so long as it is reasonably possible that such conditions will be satisfied. See "The Proposed Acquisition, the Offer and the Proposed Merger--Conditions to the Offer."

    Mentor Graphics stands ready to negotiate the Proposed Acquisition with the Company. Accordingly, Purchaser has reserved the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time to facilitate the Proposed Acquisition, which amendments may include Mentor Graphics entering into a merger agreement with the Company, Mentor Graphics responding to actions taken by the Company or Mentor Graphics negotiating a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash. If the Company enters into negotiations with Mentor Graphics, agrees to redeem the Rights and enters into a merger agreement with Mentor Graphics or Purchaser, Mentor Graphics will terminate this Solicitation.

    Complete information about the Offer is contained in the Offer to Purchase and the Supplement, which are available upon request from Purchaser's Information Agent for the Offer, MacKenzie Partners, Inc., in the Tender Offer Statement on Schedule 14D-1 and on Mentor Graphics' website located at http:// www.mentorg.com/file. The Tender Offer Statement on Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth under "Certain Information Concerning Mentor Graphics and Purchaser" (except that such material will not be available at the regional offices of the Securities and Exchange Commission (the "Commission")).

    MENTOR GRAPHICS URGES YOU TO COMPLETE AND RETURN THE ENCLOSED GOLD PROXY
CARD.

                              THE SPECIAL MEETING

THE PROPOSALS

    Mentor Graphics is soliciting proxies from holders of Shares to adopt the Proposals set forth below at the Special Meeting. On September 11, 1998, proper notice of the Proposals was given to the Secretary of the Company in accordance with Section 2.5 of the Company Bylaws.

    REMOVAL OF DIRECTORS. Stockholders are being asked to remove each of the Company's current directors and any other person who may be a director immediately prior to the effectiveness of the Proposals. The Company's current directors are Glen M. Antle, Richard C. Alberding, Michael R. D'Amour, William
A. Hasler, Dr. Yen-Son (Paul) Huang, Charles D. Kissner, Dr. David K. Lam and Keith R. Lobo.

    REDUCTION IN SIZE OF BOARD. Stockholders are being asked to reduce the authorized number of Company directors to five. The Company Board currently consists of eight directors. Mentor Graphics believes that a smaller number of directors would be a more effective working group. This proposed amendment to the Company Bylaws is set forth in its entirety in Annex V to this Proxy Statement. This Bylaw amendment is designed to reduce the number of directors constituting the Company Board to the number that would be in office if the Proposal to remove the incumbent directors is approved and the Nominees are elected. Pursuant to Sections 3.2 and 3.16 of the Company Bylaws, the reduction of the authorized number of directors does not have the effect of removing any director then in office.

    ELECTION OF DIRECTORS. Stockholders are being asked to elect as directors each of the five Nominees named in the table below, each of whom are individuals not affiliated with Mentor Graphics, to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. On September 11, 1998, proper notice of Mentor Graphics' intention to nominate the Nominees was given to the Secretary of the Company in accordance with Section 2.5 of the Company Bylaws.

    Set forth below are the name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past ten years. This information has been furnished to Mentor Graphics by the respective Nominees. Each Nominee has consented to serve as a director. Each

Nominee is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

                                                             PRESENT PRINCIPAL OCCUPATION AND
NAME, AGE AND BUSINESS ADDRESS                                 TEN YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------
Gideon Argov, 41                         Mr. Argov has been Chairman of the Board of Directors of Kollmorgen
Kollmorgen Corporation                   Corporation since March 1996. Mr. Argov has been President and Chief
1601 Trapelo Road                        Executive Officer of Kollmorgen Corporation since November 1991. From
Waltham, Massachusetts 02154             March 1988 to May 1991, Mr. Argov was President and Chief Executive
                                         Officer of High Voltage Engineering Corporation. Mr. Argov serves as a director of TransTechnology Corporation and WorldCorp Inc.

Scott H. Bice, 55                        Mr. Bice has been Dean of the University of Southern California Law
University of Southern California Law    Center since before 1988. Mr. Bice serves as a director of Jenny Craig,
  Center, University Park                Inc.
Los Angeles, California 90089

Harry L. Demorest, 56                    Mr. Demorest has been Chief Executive Officer of Columbia Forest
Columbia Forest Products, Inc.           Products, Inc. since March 1996. Mr. Demorest served as President of
222 S.W. Columbia, Suite 1575            Columbia Forest Products, Inc. from March 1994 to April 1996 and as
Portland, Oregon 97201                   Executive Vice President from April 1992 to February 1994. Prior to his employment with Columbia Forest Products, Inc., Mr. Demorest was a partner with Arthur Andersen & Co., serving as Office Managing Partner for the Portland, Oregon office from before 1988 to 1991. Mr. Demorest serves as a director of Trendwest Resorts, Inc.

C. Scott Gibson, 46                      Mr. Gibson has been President of Gibson Enterprises since March 1992 and
Gibson Enterprises                       has served as a director and consultant to high technology companies
1900 Twin Points Road                    since such time. Mr. Gibson was the founder of Sequent Computer Systems,
Lake Oswego, Oregon 97034                Inc., a computer systems company, and served as its President from
                                         January 1988 to February 1992. Mr. Gibson serves as a director of
                                         Adaptive Solutions, Inc., RadiSys Corporation, Inference Corporation,
                                         Integrated Measurement Systems, Inc., Health Systems Technology, Inc.,
                                         Telemark, Triquint Semiconductor, Inc., Egghead.com and Webridge, Inc.
                                         Mr. Gibson is also the Chairman of the Board of the Oregon Graduate
                                         Institute of Science and Technology.

Michael J. K. Savage, 63                 Mr. Savage has been the Managing Director of the San Francisco Opera
San Francisco Opera                      since August 1994. Mr. Savage was the founder of Savage Petroleum
301 Van Ness Avenue                      Company and served as its President from January 1992 to October 1995.
San Francisco, California 94102          From 1988 to 1992, Mr. Savage was a private investor and was engaged in volunteer activities for civic and charitable organizations. Mr. Savage serves as a director of HS Resources, Inc., the San Francisco Opera and the San Francisco Conservatory of Music.

    Mentor Graphics does not expect that any of the Nominees will be unable to stand for election at the Special Meeting, but, in the event that one or more vacancies in the slate of Nominees should occur unexpectedly, Mentor Graphics will name a substitute nominee. In addition, Mentor Graphics reserves the right
(i) to nominate additional nominees to fill any director positions created by the Company Board prior to or at the Special Meeting and (ii) to nominate substitute or additional persons if the Company makes or announces any changes to the Company Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees.

    Mentor Graphics' primary purpose in seeking to elect the Nominees to the Company Board is to secure, subject to the Nominees' fiduciary duties as directors of the Company, the redemption of the Rights (or the amendment of the Rights Agreement to make the Rights inapplicable to the Proposed Acquisition) and the approval of the Offer and the Proposed Merger under Section 203, thereby facilitating the consummation of the Proposed Acquisition. However, if elected, the Nominees would be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. In this regard, circumstances may arise in which the interests of Mentor Graphics and its affiliates, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, Mentor Graphics expects the Nominees to discharge fully their obligations to the Company and its stockholders under Delaware law.

    Each Nominee will be paid a fee of $25,000 by Mentor Graphics for agreeing to stand for election as a director of the Company. In addition, it is anticipated that each Nominee, upon election, will receive director's fees and stock options, consistent with the Company's past practice, for services as a director of the Company. According to the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders (the "1998 Proxy Statement"), directors of the Company received an annual retainer of $12,000 and an annual committee membership stipend of $1,500 for each committee of the Company Board on which a director served for the fiscal year ended December 31, 1997. Directors of the Company are also eligible to participate in the Company's 1994 Outside Director Stock Option Plan pursuant to which each nonemployee director receives a stock option to purchase 20,000 Shares on the date of the first meeting at which such individual participates as a director and, beginning four years after the initial grant, an automatic annual stock option to purchase 3,500 Shares. Mentor Graphics will indemnify each Nominee, to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his or her capacity as a nominee for election as a director of the Company, and, if elected, as a director of the Company, or arising out of his or her status in either such capacity. Mentor Graphics will also reimburse each Nominee for his or her reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

    Mentor Graphics' proposals to reduce to five the authorized number of Company directors and to elect its Nominees are dependent upon the removal at the Special Meeting of all incumbent directors of the Company. If Mentor Graphics is successful at the Special Meeting in removing all incumbent directors of the Company, and is not successful in reducing the size of the Company Board, Mentor Graphics intends to elect the Nominees, and the remaining vacancies on the Board may be filled either (i) at the Special Meeting if other persons are properly nominated for election who are duly elected by a plurality of the votes cast, (ii) after the Special Meeting by action of the Company Board or (iii) by the Company's stockholders at a later meeting of stockholders.

    REPEAL OF BYLAWS OR ANY AMENDMENT THERETO ADOPTED SUBSEQUENT TO MARCH 30, 1998 AND PRIOR TO THE EFFECTIVENESS OF THE PROPOSALS. Stockholders are being asked to adopt a stockholder resolution repealing any provision of the Company Bylaws, and repeal any amendment to the Company Bylaws, in each case adopted subsequent to March 30, 1998 and prior to the effectiveness of the Proposals. The proposed stockholder resolution is set forth in its entirety in Annex VI to this Proxy Statement. This Proposal is designed to prevent the Company Board from taking any action to amend the Company Bylaws to attempt to nullify or delay the actions taken by the stockholders pursuant to the Proposals or to create new obstacles to the consummation of the Proposed Acquisition, the Offer and the Proposed Merger. The Company Bylaws filed with the Commission on March 30, 1998 as an exhibit to the Company's Form 10-K for the year ended December 31, 1997 were the last publicly available version of the Company Bylaws prior to the date of commencement of the Offer. Accordingly, this Proposal would not repeal any provision of the Company Bylaws that was publicly disclosed prior to March 30, 1998. This Proposal is intended, however, to repeal any amendment to the Company Bylaws adopted since March 30, 1998 and prior to the effectiveness of the Proposals, including, without limitation, the amendment to Section 2.3 of the Company Bylaws purportedly adopted by the Company Board on August 21, 1998. The purported amendment to Section 2.3 of the Company Bylaws provides that the Company Board shall, upon the receipt of requests from one or more stockholders holding Shares in the aggregate entitled to cast not less than 10% of the votes at a special meeting, set a date for any meeting of not less than 90 days nor more then 100 days after the receipt and determination by the Company of the validity of such requests (the "Bylaw Amendment"). The Bylaw Amendment further would strip from the stockholders the right to determine the date and time of the Special Meeting and to give notice thereof. Mentor Graphics and the Company are involved in litigation regarding the validity of the Bylaw Amendment. See "The Special Meeting--Quorum and Voting" and "Legal Proceedings." Adoption of this Proposal would repeal this attempt by the Company Board to needlessly delay the date of a special meeting called by stockholders of the Company. Adoption of this Proposal would not, however, have any effect upon the call, notice, record date, date or time of the Special Meeting. This Proposal would also have the effect of preventing the Company Board from creating new obstacles to the consummation of the Proposed Acquisition, the Offer and the Proposed Merger and to remove any existing undisclosed obstacles to the consummation of the Proposed Acquisition, the Offer and the Proposed Merger.

    The accompanying GOLD Proxy Card will be voted in accordance with your instructions on such card at the Special Meeting. You may vote FOR the Proposals or vote against, or abstain from voting on, the Proposals by marking the proper box on the GOLD Proxy Card for the Special Meeting. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE GOLD PROXY CARD FOR THE PROPOSALS, PROVIDED THAT YOU HAVE SIGNED AND DATED THE GOLD PROXY CARD.

    MENTOR GRAPHICS URGES YOU TO VOTE IN FAVOR OF EACH OF THE PROPOSALS.

OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    Mentor Graphics is not presently aware of any matters to be presented for a vote of stockholders at the Special Meeting other than the Proposals and believes that, under Delaware law, substantive matters not set forth in the Notice of Special Meeting may not properly be brought before the Special Meeting. Mentor Graphics believes however, that procedural motions, such as motions to adjourn the Special Meeting and/or motions to elect a chairperson or other administrative matters may properly be brought before the Special Meeting. Notwithstanding the foregoing, in the event that any procedural matter, or any substantive matter that Mentor Graphics does not know of within a reasonable time before the Special Meeting, is properly brought before the Special Meeting, the persons named as proxies on the enclosed GOLD Proxy Card will have discretionary authority to vote all Shares covered by such proxies in accordance with their best judgment with respect to such matter, unless they are directed by a proxy to do otherwise.

QUORUM AND VOTING

    Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Special Meeting. Mentor Graphics believes that, pursuant to Section 2.3 of the Company Bylaws as in effect prior to August 21, 1998 (the "Bylaw Amendment Date"), the holders of Shares entitled to cast at least 10% of the votes at a special meeting are entitled to call a special meeting. Mentor Graphics further believes that, assuming the invalidity of the Bylaw Amendment, persons with the power to call a special meeting are entitled to determine the date and time of such special meeting and to give notice thereof. Pursuant to Section 213(a) of the DGCL, in the absence of prior action by the Company Board to set a different record date, Mentor Graphics believes that the record date to determine the stockholders entitled to vote shall be the close of business on the day next preceding the mailing of notice of the Special Meeting. Accordingly, because the Designated Agents commenced mailing of the Notice of the Special Meeting on September 11, 1998, Mentor Graphics believes that the record date for the Special Meeting is September 10, 1998.

    Mentor Graphics believes that the Company Board responded to the Offer by purportedly amending Section 2.3 of the Company Bylaws on August 21, 1998 to establish new procedures for the call of a special meeting. The August 21, 1998 Bylaw Amendment purported to eliminate the right of the Company's stockholders to set the date, time and place of the Special Meeting, and to establish that such Special Meeting must occur no less than 90 and nor more than 100 days after the Company Board has determined that sufficient, valid requests for a Special Meeting have been delivered. Mentor Graphics and the Company are involved in litigation regarding the validity of the Bylaw Amendment and Mentor Graphics has filed a motion for preliminary injunction in the Court of Chancery of the State of Delaware seeking to enjoin the Company Board from enforcing the August 21, 1998 Bylaw Amendment to delay the Special Meeting. See "Legal Proceedings."

    The presence in person or by proxy of the holders of a majority of the Shares issued and outstanding and entitled to vote thereat are necessary to constitute a quorum at the Special Meeting. If a quorum is not present or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than an announcement at the Special Meeting, until a quorum is present or represented. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., Shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote) will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    Each stockholder is entitled to one vote for each Share held. Directors will be elected by a plurality of the votes cast by stockholders at the Special Meeting. Votes not cast at the Special Meeting because authority to vote for Nominees is withheld as a result of abstentions or broker non-votes will not affect the outcome of the election of directors.

    Pursuant to Section 141(k) of the DGCL and Section 3.16 of the Company Bylaws, the removal of directors requires the affirmative vote of a majority of all Shares outstanding and entitled to vote on the election of directors. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal to remove the incumbent directors.

    Adoption of each of the remaining Proposals (other than the removal and election of directors) requires the affirmative vote of a majority of the Shares represented and entitled to vote at the Special Meeting. Accordingly, assuming a quorum is present at the Special Meeting, abstentions and broker non-votes will have the same effect as votes cast against the Proposals.

MENTOR GRAPHICS INTENDS TO VOTE ALL OF ITS SHARES, AND THOSE FOR WHICH MENTOR GRAPHICS IS GIVEN PROXIES, FOR THE ELECTION OF THE NOMINEES AND IN FAVOR OF EACH OF THE OTHER PROPOSALS.

                BACKGROUND OF THE OFFER AND THE PROPOSED MERGER

    During a series of meetings and telephone calls in the summer of 1995, representatives of Mentor Graphics and the Company discussed the possibility of a business combination between the two companies. These discussions did not result in any negotiations concerning a business combination.

    On August 11, 1998, Dr. Walden C. Rhines, Chief Executive Officer and President of Mentor Graphics, met with Mr. Glen Antle, Chairman of the Board of the Company. At the meeting, Dr. Rhines proposed that Mentor Graphics acquire the Company at a price of $12.125 per Share in cash. While Mr. Antle stated that he would communicate the offer to the Company Board, he stated that he was unwilling to accept the offer, to cause the Company to remove its takeover defenses or to cause the Company to refrain from taking action to prevent the consummation of the Offer.

    At the meeting, Dr. Rhines delivered the following letter to Mr. Antle setting forth the Proposed Acquisition and its merits and indicating Mentor Graphics' desire to enter into a negotiated transaction:

The Board of Directors
Quickturn Design Systems, Inc.
55 W. Trimble Road
San Jose, CA 95131

Attention:  Glen M. Antle                                            August 11, 1998
          Chairman of the Board

    Dear Mr. Antle:

        I am writing to inform you that the Board of Directors of Mentor Graphics Corporation has unanimously authorized Mentor Graphics to offer to acquire all outstanding shares of Quickturn Design Systems, Inc. common stock at a price of $12.125 per share in cash.

        We have the necessary financing in hand to consummate this acquisition and therefore the offer is not subject to any financing condition. Reflecting our commitment to this acquisition, we have already acquired more than three percent of Quickturn's outstanding common stock.

        We believe our offer represents a superior opportunity for all Quickturn stockholders to maximize the value of their investment in Quickturn. This all-cash offer represents a substantial premium over Quickturn's current market price.

        Moreover, we believe that the combination of Mentor Graphics and Quickturn will significantly benefit the customers of both companies. It will advance Mentor Graphics' strategy of continuing to be a leading supplier of electronic system verification solutions by strengthening our position in emulation products.

        In addition, in separate patent-infringement lawsuits over the past two and a half years, Mentor Graphics has sued Quickturn and Quickturn has sued Mentor Graphics. The acquisition will resolve these disputes between our companies, which otherwise will continue to require substantial time and expense and represent a significant distraction for both companies well into the future.

        We are determined to make this acquisition a reality and to bring its benefits to our respective stockholders and customers, as expeditiously as possible. Accordingly, we are commencing a tender offer directly to your stockholders on August 12, 1998.

        We are prepared, however, to acquire Quickturn through a negotiated transaction and to consider an increased offering price in the event that we are first permitted to conduct a due diligence review and that such review demonstrates greater value of Quickturn to Mentor Graphics than we can ascertain from public information.

                                          Very truly yours,

                                          /s/ Walden C. Rhines
                                          President and
                                          Chief Executive Officer

    The preceding letter contains forward-looking statements within the meaning of Section 21E of the Exchange Act. It has not been judicially determined that the safe harbor provided by Section 21E of the Exchange Act applies to forward-looking statements in an agent designation solicitation or proxy solicitation conducted in connection with a tender offer.

    On August 12, 1998, Mentor Graphics and Purchaser commenced the Offer. Also on August 12, 1998 Mentor Graphics filed preliminary materials with the Commission to solicit agent designations.

    On August 12, 1998, Mentor Graphics and Purchaser commenced litigation against the Company and the Company Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (v) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the agent designation solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law,
(vi) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, Mentor Graphics' call of the Special Meeting, provided that Mentor Graphics has obtained Agent Designations from Company stockholders holding not less than 10% of the outstanding Shares of the Company and (vii) enjoining the Company Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

    On August 12, 1998, Mentor Graphics and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor Graphics and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the agent designation solicitation.

    On August 12, 1998, the Company issued a press release urging its stockholders to take no action with respect to the Offer until the Company Board made its recommendation.

    On August 14, 1998, Dr. Rhines telephoned Mr. Keith R. Lobo, President, Chief Executive Officer and director of the Company. Dr. Rhines stated that, even if the outstanding patent litigation between the companies were resolved, Mentor Graphics would still desire to enter into discussions with the Company regarding the Proposed Acquisition. Dr. Rhines emphasized that Mentor Graphics' interest in the transaction stems from the strategic benefits of the Proposed Acquisition to the employees, stockholders and customers of both companies. Mr. Lobo stated that he would convey Dr. Rhines' position to the Company Board.

    On August 20, 1998, Mentor Graphics filed Premerger Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the Department of Justice.

    On August 20, 1998, Mentor Graphics filed definitive agent designation materials with the Commission and commenced solicitation of Agent Designations.

    On August 24, 1998, the Company issued a press release and filed a Schedule 14D-9 in which the Company rejected the Offer and recommended that the stockholders of the Company not tender their shares to Mentor Graphics and Purchaser pursuant to the Offer. The reasons given by the Company included that the Offer was inadequate and not in the best interests of the Company's stockholders, that the Offer did not fully reflect the long-term value of the Company, and that stockholder interests would be better served by the Company continuing to pursue its business plan.

    On August 24, 1998, the Company also announced that the Company Board amended one provision of the Company Bylaws and authorized certain amendments to the Rights Agreement. The Bylaw Amendment provides that the Company Board shall, upon the receipt of requests from one or more stockholders holding Shares in the aggregate entitled to cast not less than 10% of the votes at a special meeting, set a date for any meeting of not less than 90 days nor more than 100 days after the receipt and determination by the Company of the validity of such requests. The amendments to the Rights Agreement include removal of the so-called "dead-hand" provisions that required concurrence of the continuing directors to undertake certain actions and the addition of a prohibition on the redemption or exchange of the Rights or any amendment to the Rights Agreement for a period of 180 days following an annual or special meeting at which a majority of the Company Board is elected, if such redemption, exchange or amendment is reasonably likely to facilitate a change in control transaction with any person or entity who proposed, nominated or supported a director elected at such annual or special meeting (the "Rights Agreement Amendment").

    On August 24, 1998, Mentor Graphics issued a press release responding to the Company's Schedule 14D-9 and reiterating its commitment to completing the Proposed Acquisition. Mentor Graphics stated that the Company's rejection of the Offer was unjustifiable in light of the 51.6% premium the Offer Price represented over the Company's closing price the day before the Offer was announced and the fact that the Offer Price is approximately forty times First Call consensus estimates for the Company in 1999. Mentor Graphics noted that the Company had repriced 1.546 million stock options in June 1998 to $7.44 per share. Mentor Graphics further stated that the actions of the Company-including rejection of the Offer, and the amendments to the Company Bylaws and the Rights Agreement-were unreasonable and served to entrench management, rather than deliver value to the Company's stockholders. Mentor Graphics and the Company are engaged in litigation regarding the validity of the Rights Agreement Amendment. In the event that Mentor Graphics is unsuccessful in its attempt to have the Rights Agreement Amendment declared invalid, Mentor Graphics' Nominees, if elected to the Company Board at the Special Meeting, would be precluded from redeeming or exchanging the Rights or amending the Rights Agreement for a period of 180 days following the Special Meeting, if such redemption, exchange or amendment were likely to facilitate the Offer or any merger, consolidation or sale of assets involving Mentor Graphics. See "Legal Proceedings."

    On August 25, 1998, Mentor Graphics and Purchaser filed an Amended Verified Complaint in the Court of Chancery of the State of Delaware challenging the effectiveness of the amendments to the Company Bylaws and the Rights Agreement purportedly adopted by the Company Board on August 21, 1998 on the grounds that such amendments constitute an inequitable manipulation of the corporate machinery, an unreasonable response to the Offer and Mentor Graphics' solicitation of agent designations, and an unjustified interference with the voting rights of the Company's stockholders.

    On August 25, 1998, the Company filed an Answer and Counterclaims for Injunctive and Other Relief for Violation of Federal Securities Laws with the United States District Court for the District of Delaware (the "Counterclaim"). In the Counterclaim, the Company contends (i) that the Offer and Proposed Merger are a result of the ongoing patent litigation between Mentor Graphics and the Company and (ii) that the materials filed by Mentor Graphics and Purchaser with the Commission in connection with the Offer and Mentor Graphics' solicitation of agent designations contain materially false and misleading statements and omissions in violation of Sections 14(a), 14(d) and 14(e) of the Exchange Act. The Company seeks an injunction requiring Mentor Graphics and Purchaser to correct its filings and prohibiting Mentor Graphics and Purchaser from taking various actions in connection with the Offer or Mentor Graphics' solicitation of agent designations. See "The Proposed Acquisition, the Offer and the Proposed Merger--Conditions to the Offer."

    On August 26, 1998, Mentor Graphics and Purchaser filed a First Amended Complaint with the United States District Court for the District of Delaware which includes claims that the Schedule 14D-9 filed by the Company with the Commission in response to the Offer contained false and misleading statements in violation of Sections 14(d) and 14(e) of the Exchange Act. Specifically, the amended complaint alleges that the Company made false and misleading statements regarding its financial condition and its purported justifications for rejecting the Offer.

    On August 26, 1998, Mentor Graphics and Purchaser filed a Motion for Preliminary Injunction in the Court of Chancery of the State of Delaware seeking to enjoin the Company Board from enforcing either of the Bylaw Amendment or the Rights Agreement Amendment.

    On September 2, 1998, the Company filed a preliminary Revocation Solicitation Statement with the Commission in opposition to the solicitation by Mentor Graphics of Agent Designations to call the Special Meeting.

    On September 4, 1998, Mentor Graphics filed preliminary proxy materials with the Commission with respect to the Special Meeting.

    On September 4, 1998, Mentor Graphics and Purchaser filed a Motion for Preliminary Injunction with the United States District Court for the District of Delaware seeking to compel the Company to correct the disclosures in its filings with the Commission and to enjoin the Company or any of its agents from (i) disseminating any further information or otherwise communicating with the Company's stockholders with respect to the Offer, the Proposed Acquisition, Mentor Graphics' solicitation of Agent Designations and the Special Meeting or
(ii) taking any action in opposition to the Offer, the Proposed Acquisition, Mentor Graphics' solicitation of Agent Designations or the Special Meeting, until at least thirty days after the Company makes corrective disclosures in its filings with the Commission. The Motion also seeks to enjoin the Company and its agents from making any false and misleading statements regarding the Offer, the Proposed Acquisition, Mentor Graphics' solicitation of Agent Designations and the Special Meeting. The District Court has scheduled a hearing on both parties' cross-motions to require corrective disclosures for October 6, 1998.

    On September 4, 1998, the Court of Chancery of the State of Delaware scheduled for October 19, 20 and 23, 1998 a trial on Mentor Graphics' and Purchaser's claims regarding the validity of the Bylaw Amendment and the Rights Agreement Amendment adopted by the Company on August 21, 1998. The Court of Chancery of the State of Delaware also scheduled argument on the Company's anticipated motion for summary judgment for October 7, 1998.

    On September 8, 1998, Mentor Graphics and Purchaser filed a Motion to Dismiss Defendant's Counterclaims and an Opening Brief in support of such motion with the United States District Court for the District of Delaware seeking to dismiss the Company's Counterclaim for failure to state a claim upon which relief can be granted.

    On September 8, 1998, Mentor Graphics announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired with respect to the Offer.

    On September 10, 1998, prior to 9:00 a.m. New York City time, Mentor Graphics issued a press release extending the expiration date of the Offer to midnight New York City time, on October 6, 1998, unless extended.

    On September 11, 1998, Mentor Graphics filed its definitive Proxy Statement with the Commission with respect to the Special Meeting. Also on September 11, 1998, the Designated Agents called the Special Meeting by delivering to the Company Agent Designations executed by holders of greater than 10% of the Shares (including the Shares owned by Mentor Graphics) entitled to vote at the Special Meeting and by mailing notice of the Special Meeting to the stockholders of the Company.

          THE PROPOSED ACQUISITION, THE OFFER AND THE PROPOSED MERGER

THE PROPOSED ACQUISITION

    On August 11, 1998, Mentor Graphics offered to acquire all outstanding Shares for $12.125 in cash per share of Company Common Stock (together with each associated Right) in a negotiated transaction. On August 12, 1998, Mentor Graphics and Purchaser commenced the Offer. On August 24, 1998, without engaging in any discussions with Mentor Graphics, the Company Board rejected the Offer.

    If the Proposed Acquisition is to proceed, the Company Board must approve the Proposed Merger and take all action necessary to satisfy the conditions to the Offer, or the present members of the Company Board must be removed and the Nominees elected in their place who are expected to take all action necessary to facilitate consummation of the Proposed Acquisition by means of the Offer and the Proposed Merger, subject to their fiduciary duties as directors of the Company.

TERMS OF THE OFFER AND THE PROPOSED MERGER

    On August 12, 1998, Mentor Graphics and Purchaser commenced the Offer, which provides for the purchase of all outstanding Shares at the Offer Price ($12.125 per Share). The Offer is subject to the terms and conditions set forth in the Offer to Purchase, the Supplement and the Letter of Transmittal. The purpose of the Offer and the Proposed Merger is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares.

    Mentor Graphics intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate the Proposed Merger or a similar business combination with Purchaser or another direct or indirect subsidiary of Mentor Graphics. The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the Effective Time, it is anticipated that each then outstanding Share (other than Shares owned by Mentor Graphics and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price. If the Proposed Merger is consummated, shares of the Company's Common Stock would cease to be listed on the Nasdaq National Market. Subject to the terms and conditions of the Proposed Merger and in accordance with the DGCL, the Company would be merged with and into Purchaser or another direct or indirect subsidiary of Mentor Graphics. Purchaser or another direct or indirect subsidiary would be the surviving corporation in the Proposed Merger, and would continue its corporate existence under Delaware law.

    Mentor Graphics stands ready to negotiate with the Company with respect to the Proposed Acquisition. Purchaser has reserved the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time to facilitate the Proposed Acquisition, which amendments may include Mentor Graphics entering into a merger agreement with the Company, Mentor Graphics responding to actions taken by the Company or Mentor Graphics negotiating a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash. If the Company enters into negotiations with Mentor Graphics, agrees to redeem the Rights and enters into a merger agreement with Mentor Graphics or Purchaser, Mentor Graphics will terminate this Solicitation.

CONDITIONS TO THE OFFER

    Consummation of the Offer is subject to fulfillment of a number of conditions, including, without limitation, (i) the Minimum Condition, (ii) the Rights Condition, (iii) the Section 203 Condition and (iv) the HSR Condition, each of which is described in the Offer. The Offer is also subject to other terms and conditions described in the Offer. The Offer is not conditioned on Purchaser obtaining financing. The Offer is scheduled to expire at midnight New York City time on October 6, 1998, unless extended. Mentor Graphics anticipates that Purchaser will extend the Offer from time to time as necessary to permit the conditions of the Offer to be satisfied.

    Although Mentor Graphics will seek consummation of the Proposed Merger as soon as practicable following the purchase of Shares pursuant to the Offer, the outcome of this Solicitation and certain terms of the Rights may affect the ability of Mentor Graphics to obtain control of the Company and to consummate the Proposed Merger. Accordingly, the exact timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, including, among other things, the outcome of this Solicitation, the actions of the Board, the number of Shares acquired by Purchaser pursuant to the Offer, and whether the Rights Condition and the Section 203 Condition are satisfied or waived. Mentor Graphics expects the Nominees, if elected, to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and to take such other action as is necessary to expedite the prompt consummation of the Offer and the Proposed Merger, in each case subject to their fiduciary duties as directors of the Company.

REQUIRED STOCKHOLDER CONSENT TO THE PROPOSED MERGER

    Under the DGCL, the merger of a Delaware corporation generally requires the approval of its board of directors and the affirmative vote of holders of at least a majority of its outstanding voting securities. If the Nominees are elected and approve the Offer and the Offer is thereafter consummated (without any waiver of the Minimum Condition and assuming the satisfaction or waiver of all other conditions to the Offer), it is expected that the Nominees would, subject to their fiduciary duties as directors of the Company, approve the Proposed Merger, and Mentor Graphics and Purchaser could approve the Proposed Merger without the affirmative vote of any other Company stockholder (as the owner of a majority of the outstanding Shares). If the Company Board approves the Offer prior to its consummation, the Offer is thereafter consummated in accordance with its terms, and the existing Company Board approves the Proposed Merger, Mentor Graphics and Purchaser also could approve the Proposed Merger without the affirmative vote of any other Company stockholder. If, following consummation of the Offer, Purchaser owns 90% or more of the outstanding Shares, Purchaser could consummate the Proposed

Merger as a "short-form" merger pursuant to Section 253 of the DGCL in which case neither the approval of any Company stockholder nor the Company Board would be required.

    If the Company Board has not approved the Offer, remains in office following the consummation of the Offer (following Purchaser's waiver of the Section 203 Condition, which is not presently contemplated, and the satisfaction or waiver of all other conditions to the Offer, including without limitation the redemption or invalidation of the Rights) and does not approve the Proposed Merger, in order to consummate the Proposed Merger, Purchaser would first have to elect a majority of the Board, which would approve the Proposed Merger. Thereafter, the Proposed Merger would require the affirmative vote of 66 2/3% of the outstanding Shares not owned (within the meaning of Section 203) by Mentor Graphics or Purchaser, unless the transaction were not to occur for at least three years following consummation of the Offer or Purchaser purchased pursuant to the Offer at least 85% of the outstanding Shares outstanding on the date of the commencement of the Offer (excluding Shares owned by directors of the Company who are also officers and certain employee stock plans), in which event Mentor Graphics and Purchaser could approve the Proposed Merger without the affirmative vote of any other stockholder.

                               LEGAL PROCEEDINGS

    Mentor Graphics and the Company are involved in patent litigation in the federal courts in Portland, Oregon and San Francisco, California and in Germany, in which the parties have alleged various claims of patent infringement against each other. Mentor Graphics and the Company are also involved in litigation in the federal and state courts in the State of Delaware relating to the Offer, the Proposed Merger and the solicitation of Agent Designations.

    In March 1996, Mentor Graphics filed suit (MENTOR GRAPHICS CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC.) in the United States District Court in Portland, Oregon against the Company for a declaratory judgment of non-infringement, invalidity and unenforceability of three of the Company's patents. The Company filed a counterclaim against Mentor Graphics alleging infringement of six of the Company's patents, including the three patents subject to the declaratory judgment action. The counterclaim seeks a permanent injunction prohibiting sales of Mentor Graphics' SimExpress products in the United States as well as compensatory damages and attorneys' fees. In August 1997, the District Court granted the Company a preliminary injunction prohibiting Mentor Graphics from selling its SimExpress version 1.0 and 1.5 acceleration verification systems in the United States. The injunction also prohibits Mentor Graphics from shipping current United States inventory modified in the United States to any of its non-United States locations. On August 5, 1998, the United States Court of Appeals for the Federal Circuit affirmed the grant of the preliminary injunction on Mentor Graphics' appeal. On August 19, 1998, Mentor Graphics filed a Petition for Rehearing and Suggestion for Rehearing In Banc with the United States Court of Appeals for the Federal Circuit. On September 2, 1998, the United States Court of Appeals for the Federal Circuit requested that the Company respond to Mentor Graphics' petition.

    In June 1998, the District Court appointed a senior patent litigator to be Special Master in the case. The Special Master has reviewed the judge's rulings on claim interpretation (so-called "Markman" rulings) and will provide recommended rulings on summary judgment motions filed in June 1998 by Mentor Graphics and the Company. Rulings on these District Court matters are expected in the third and fourth quarters of 1998. While a trial in the District Court is scheduled to begin December 1, 1998, there can be no assurance that such date will not be extended. An unfavorable ruling in the District Court trial could involve substantial cost to Mentor Graphics and could make permanent the prohibition on Mentor Graphics' manufacturing and selling its existing accelerated verification of hardware design products in the United States. While an adverse judgment in this litigation would not affect Mentor Graphics' ability to borrow funds under the Credit Facility, an adverse judgment could have a material adverse effect on Mentor Graphics' results of operations in the applicable period. See "The Proposed Acquisition, the Offer and the Proposed Merger--Conditions to the Offer."

    In January 1996, the Company filed an administrative complaint with the United States International Trade Commission ("ITC") (IN THE MATTER OF CERTAIN HARDWARE LOGIC EMULATION SYSTEMS AND COMPONENTS THEREOF, Investigation No. 337-TA-383) seeking to prohibit the distribution of SimExpress products in the United States. In August 1996, the ITC issued a ruling effectively prohibiting the importation of this technology into the United States. In August 1997, the ITC Administrative Law Judge recommended the imposition of evidentiary and monetary sanctions against Mentor Graphics. While this decision is expected to be appealed, no decision is expected for at least nine months. If Mentor Graphics is unsuccessful in its appeal, the amount of monetary sanctions has been stipulated to be $425,000. In December 1997, the ITC issued a Cease and Desist Order prohibiting Mentor Graphics from importing SimExpress products or components, and from providing repair or maintenance services to existing United States customers. This order took effect in February 1998.

    Discovery on the issue of the Company's damages caused by Mentor Graphics' alleged infringement is not yet complete, and the Company has not presented a calculation of its damages nor made a monetary settlement demand. Mentor Graphics believes that the Company's damages would be based in significant part upon the fact that the gross amount of all of Mentor Graphics' allegedly infringing U.S. sales total only approximately $3,500,000. In addition to compensatory damages, in the event the court finds that Mentor Graphics' infringement was willful, the trial court judge has the discretion to enhance the jury award so that the total award is at most triple the amount awarded by the jury. The trial court judge also has the discretion, if he determines that the action qualifies as "an extraordinary case" (which typically requires a finding that the infringement was willful), to award the Company reasonable costs and attorneys fees.

    In October 1997, the Company also filed an action against Mentor Graphics in a German court alleging that SimExpress infringes on a German patent held by the Company (the European version of one of the patents in dispute in MENTOR GRAPHICS CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC. discussed above). Mentor Graphics expects resolution in this case no earlier than late 1999.

    In February 1998, Meta Systems, Inc. ("Meta"), a subsidiary of Mentor Graphics, filed a patent infringement action against the Company in the United States District Court for the Northern District of California in San Francisco, California (META SYSTEMS, INC. AND APTIX CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC.). The complaint, which is based on a patent licensed from Aptix Corporation of San Jose, California by Meta and Mentor Graphics, relates to the Company's M3000 System Realizer and seeks damages for infringement as a result of the Company's manufacture and sale of certain emulation equipment. Meta, which was joined in the suit by Aptix Corporation, plans to seek an injunction prohibiting further infringement by the Company. A trial date of July 6, 1999 has been set.

    On August 12, 1998, Mentor Graphics and Purchaser commenced litigation against the Company and the Company Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (v) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the agent designation solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law,
(vi) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, Mentor Graphics' call of the Special Meeting, provided that Mentor Graphics has obtained Agent Designations from Company stockholders holding not less than 10% of the outstanding

Shares of the Company and (vii) enjoining the Company Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

    Also on August 12, 1998, Mentor Graphics and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor Graphics and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and this Solicitation.

    On August 13, 1998, a purported class action complaint, SHAPIRO V. ANTLE, ET AL., C.A. NO. 16588, was filed in the Court of Chancery of the State of Delaware against the Company and the Company Board. On August 25, 1998, two additional purported class action complaints were filed in the Court of Chancery, YASSIN V. QUICKTURN DESIGN SYSTEMS, INC., ET AL., C.A. NO. 16603 and BROWN V. QUICKTURN DESIGN SYSTEMS, INC., ET AL., C.A. NO. 16604, respectively, asserting claims substantially identical to those brought in the SHAPIRO action. All three actions purport to be brought on behalf of the stockholders of the Company and allege that the Company Board has refused to adequately consider Mentor Graphics' proposal to acquire the Company and that the Company Board has declined to redeem the Rights Agreement in an attempt to entrench themselves in violation of their fiduciary duty to the Company's stockholders. Each action seeks an injunction requiring the Company Board to (i) consider any and all acquisition proposals and maximize stockholder value and (ii) redeem the Rights Agreement, as well as unspecified fees and costs.

    On August 25, 1998, Mentor Graphics and Purchaser filed an Amended Verified Complaint in the Court of Chancery of the State of Delaware challenging the effectiveness of the amendments to the Company Bylaws and the Rights Agreement purportedly adopted by the Company Board on August 21, 1998 on the grounds that such amendments constitute an inequitable manipulation of the corporate machinery, an unreasonable response to the Offer and Mentor Graphics' solicitation of agent designations, and an unjustified interference with the voting rights of the Company's stockholders.

    On August 25, 1998, the Company filed the Counterclaim. In the Counterclaim, the Company contends (i) that the Offer and Proposed Merger are a result of the ongoing patent litigation between Mentor Graphics and the Company and (ii) that the materials filed by Mentor Graphics and Purchaser with the Commission in connection with the Offer and Mentor Graphics' solicitation of Agent Designations contain materially false and misleading statements and omissions in violation of Sections 14(a), 14(d) and 14(e) of the Exchange Act. The Company seeks an injunction requiring Mentor Graphics and Purchaser to correct its filings and prohibiting Mentor Graphics and Purchaser from taking various actions in connection with the Offer or Mentor Graphics' solicitation of Agent Designations. See "The Proposed Acquisition, the Offer and the Proposed Merger--Conditions to the Offer."

    On August 26, 1998, Mentor Graphics and Purchaser filed a First Amended Complaint with the United States District Court for the District of Delaware which includes claims that the Schedule 14D-9 filed by the Company with the Commission in response to the Offer contained false and misleading statements in violation of Sections 14(d) and 14(e) of the Exchange Act. Specifically, the amended complaint alleges that the Company made false and misleading statements regarding its financial condition and its purported justifications for rejecting the Offer.

    On August 26, 1998, Mentor Graphics and Purchaser filed a Motion for Preliminary Injunction in the Court of Chancery of the State of Delaware seeking to enjoin the Company Board from enforcing either of the Bylaw Amendment or The Rights Agreement Amendment.

    On September 4, 1998, Mentor Graphics and Purchaser filed a Motion for Preliminary Injunction with the United States District Court for the District of Delaware seeking to compel the Company to correct the disclosures in its filings with the Commission and to enjoin the Company or any of its agents from (i) disseminating any further information or otherwise communicating with the Company's stockholders with respect to the Offer, the Proposed Acquisition, Mentor Graphics' solicitation of Agent Designations and the Special Meeting or (ii) taking any action in opposition to the Offer, the Proposed Acquisition, Mentor Graphics' solicitation of Agent Designations or the Special Meeting, until at least thirty days after the Company makes corrective disclosures in its filings with the Commission. The Motion also seeks to enjoin the Company and its agents from making any false and misleading statements regarding the Offer, the Proposed Acquisition, Mentor Graphics' solicitation of Agent Designations and the Special Meeting. The District Court has scheduled a hearing on both parties' cross-motions to require corrective disclosures for October 6, 1998.

    On September 4, 1998, the Court of Chancery of the State of Delaware scheduled for October 19, 20 and 23, 1998 a trial on Mentor Graphics' and Purchaser's claims regarding the validity of the Bylaw Amendment and the Rights Agreement Amendment adopted by the Company on August 21, 1998. The Court of Chancery of the State of Delaware also scheduled argument on the Company's anticipated motion for summary judgment for October 7, 1998.

    On September 8, 1998, Mentor Graphics and Purchaser filed a Motion to Dismiss Defendant's Counterclaims and an Opening Brief in support of such motion with the United States District Court for the District of Delaware seeking to dismiss the Company's Counterclaim for failure to state a claim upon which relief can be granted.

                                PROXY PROCEDURES

    On September 11, 1998, the Designated Agents called the Special Meeting by delivering to the Company Agent Designations executed by holders of greater than 10% of the Shares (including the Shares owned by Mentor Graphics) entitled to vote at the Special Meeting and by mailing notice of the Special Meeting to the stockholders of the Company. Mentor Graphics and the Company are involved in litigation regarding the date, time and record date of the Special Meeting as well as the Designated Agents' authority to call and give notice of the Special Meeting. See "The Special Meeting--Quorum and Voting" and "Legal Proceedings."

    As of August 31, 1998, Mentor Graphics and its subsidiaries had the right to vote an aggregate of 591,500 Shares. As of July 31, 1998, there were 17,922,518 Shares issued and outstanding according to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

    The Shares represented by each GOLD Proxy Card which is properly executed and returned will be voted at the Special Meeting in accordance with the instructions marked thereon. Executed but unmarked GOLD Proxy Cards will be voted FOR each of the Proposals.

    In order for your views on the Proposals to be represented at the Special Meeting, please mark, sign and date the enclosed GOLD Proxy Card and return it to Mentor Graphics, c/o MacKenzie Partners, Inc. in the enclosed envelope in time to be voted at the Special Meeting. Execution of the GOLD Proxy Card will not affect your right to attend the Special Meeting and to vote in person.

    Any proxy (including a proxy given to the Company) may be revoked at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting in person at the Special Meeting or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either (i) Mentor Graphics, c/o MacKenzie Partners, Inc. 156 Fifth Avenue, New York, New York 10010, or (ii) Quickturn Design Systems, Inc., 55 W. Trimble Road, San Jose, California 95131. Mentor Graphics requests that a copy of any revocation sent to the Company also be sent to Mentor Graphics c/o MacKenzie at the above address. Merely attending the Special Meeting will not revoke any previous proxy which has been duly executed by you. The GOLD Proxy Card furnished to you by Mentor Graphics, if properly executed and delivered, will revoke all prior proxies. Only your latest dated proxy for the Special Meeting will count.

    Only holders of record as of the close of business on the Record Date will be entitled to vote. If you are a stockholder of record on the Record Date, you will retain your voting rights for the Special Meeting even if you sell such Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on GOLD Proxy Card, even if you sell such Shares after the Record Date.

    If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GOLD Proxy Card.

    If you have any questions regarding execution of your GOLD Proxy Card or require assistance, please contact MacKenzie at (800) 322-2885 (toll-free) or
(212) 929-5500 (call collect).

    MENTOR GRAPHICS URGES YOU TO MARK, SIGN, DATE AND RETURN THE GOLD PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING WITHIN THE UNITED STATES.

          CERTAIN INFORMATION CONCERNING MENTOR GRAPHICS AND PURCHASER

    Mentor Graphics manufactures, markets and supports software and hardware electronic design automation ("EDA") products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. In 1996, Mentor Graphics expanded its product offerings beyond traditional EDA to include (1) intellectual property products and services intended to increase design efficiency by delivering standard, reusable functions for the design of hardware components and (2) embedded software development and system verification tools intended to shorten product time-to-market by allowing for simultaneous development and testing of hardware and embedded software. Mentor Graphics markets its products primarily to large companies in the communications, computer, semiconductor, consumer electronics, aerospace and transportation industries. Customers use Mentor Graphics' software in the design of such diverse products as supercomputers, automotive electronics, telephone-switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors and personal computers. Mentor Graphics licenses its products primarily through its direct sales force in North America, Europe and Asia and through distributors in territories where the volume of business does not warrant a direct sales presence. Mentor Graphics was incorporated in Oregon in 1981 and its common stock is traded on the Nasdaq National Market under the symbol "MENT." Mentor Graphics' executive offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Mentor Graphics which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. Purchaser's principal offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Mentor Graphics is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Comprehensive information concerning Mentor Graphics is included in Mentor Graphics' Form 10-K for the year ended December 31, 1997 (the "Mentor Graphics Form 10-K"), Mentor Graphics' Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (the "Mentor Graphics Form 10-Qs") and other documents filed by Mentor Graphics with the Commission. Such reports and other documents should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, (Suite 1400), Chicago, IL 60661. The Commission also maintains an Internet site on the World Wide Web at http:// www.sec.gov that contains reports, proxy statements and other information. Copies of the Mentor Graphics Form 10-K, the Mentor Graphics Form 10-Qs and Mentor Graphics' other filings with the Commission should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Mentor Graphics Form 10-K, the Mentor Graphics Form 10-Qs and Mentor Graphics' other filings with the Commission are also available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    Information about the directors and certain employees of Mentor Graphics and Purchaser and certain other representatives of Mentor Graphics who may assist MacKenzie in soliciting proxies is set forth in the attached Annex I. Annex II sets forth certain information relating to Shares owned by Mentor Graphics, Purchaser, the Nominees, such directors, employees and other representatives, and certain transactions between any of them and the Company.

                               DISSENTERS' RIGHTS

    Stockholders of the Company are not entitled to dissenters' rights in connection with the Offer or the Proposals.

    If the Proposed Merger is consummated involving all or part cash consideration, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares in connection with the Proposed Merger. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to , the price per share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Proposed Merger.

    Dissenters' rights cannot be exercised at this time. Stockholders who may be entitled to dissenters' rights in connection with the Proposed Merger (or similar business combination) will receive additional information concerning any available dissenters' rights and the procedures to be followed in connection therewith before the stockholders have to take any action relating thereto.

    EXECUTING A GOLD PROXY CARD IN FAVOR OF THE PROPOSALS WILL NOT PREVENT A STOCKHOLDER FROM DEMANDING APPRAISAL OF HIS OR HER SHARES IN CONNECTION WITH THE PROPOSED MERGER.

                            SOLICITATION OF PROXIES

    Proxies may be solicited by mail, advertisement, telephone, telecopy, in person or by other means. The proxies solicited hereby are solicited by Mentor Graphics. Solicitations may be made by directors, officers, investor relations personnel and other employees of Mentor Graphics, none of whom will receive additional compensation for such solicitations. Mentor Graphics will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. Mentor Graphics will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

    Mentor Graphics has retained MacKenzie for advisory, information agent and proxy solicitation services in connection with the Offer, this Solicitation and the proposed Special Meeting. MacKenzie will be paid a fee estimated at $100,000, and will be reimbursed for its reasonable out-of-pocket expenses in connection with this Solicitation. Mentor Graphics has also agreed to indemnify MacKenzie against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. MacKenzie will solicit proxies from individuals, brokers, bank nominees and other institutional holders. It is anticipated that approximately 50 persons will be utilized by MacKenzie in its solicitation efforts, which may be made by telephone, telegram, facsimile and in person.

    Salomon Smith Barney is acting as Dealer Manager in connection with the Offer and as financial advisor to Mentor Graphics in connection with Mentor Graphics' effort to acquire the Company. Mentor Graphics has agreed to pay to Salomon Smith Barney a fee of $2.4 million if the Offer and the Proposed Merger or a similar acquisition transaction is consummated or a fee of $600,000 if, following commencement of the Offer, no such acquisition transaction is consummated. Mentor Graphics has also agreed to pay to Salomon Smith Barney 10% of certain proceeds received by Mentor Graphics from the sale of the Shares owned by Mentor Graphics in the event the Offer and the Proposed Merger or a similar acquisition transaction is not consummated. In the event Mentor Graphics receives a termination, topping or similar fee following the termination or abandonment of a proposed acquisition transaction, Mentor Graphics has also agreed to pay to Salomon Smith Barney 10% of the excess (if any) of such fee over Mentor Graphics' out-of-pocket expenses in connection with such proposed acquisition transaction. Mentor Graphics has also agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

    Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc. have been licensed to use the Salomon Smith Barney service mark.

    In connection with Salomon Smith Barney's engagement as financial advisor, Mentor Graphics anticipates that certain employees of Salomon Smith Barney may communicate in person, by telephone or otherwise with institutions, brokers or other persons who are stockholders of the Company for the purpose of assisting in the solicitation of proxies. Salomon Smith Barney will not receive any fee for or in connection with such solicitation activities by employees of Salomon Smith Barney apart from the fees it is otherwise entitled to receive as described above.

    Mentor Graphics estimates that total costs relating to the Offer, the solicitation of Agent Designations and the solicitation of proxies for approval of the Proposals, including expenditures for attorneys, accountants, financial advisors, proxy solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees, other than payment for Shares pursuant to the Offer, are expected to aggregate approximately $10 million, including fees payable to MacKenzie and Salomon Smith Barney. As of August 31, 1998, Mentor Graphics had spent approximately $3.5 million of such total estimated expenditures.

                             ADDITIONAL INFORMATION

    Set forth on Annex III hereto is certain information relating to each person who, based on publicly available information, owns beneficially more than 5% of the shares of Company Common Stock and information relating to the ownership of Company Common Stock by directors and executive officers of the Company.

    The information concerning the Company contained in this Proxy Statement and the Annexes attached hereto has been taken from, or is based upon, publicly available documents and records on file with the Commission and other public sources. Neither Mentor Graphics nor Purchaser assumes any responsibility for the accuracy or completeness thereof or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Mentor Graphics and Purchaser. Mentor Graphics and Purchaser have not had access to the books and records of the Company.

    PLEASE INDICATE YOUR SUPPORT OF THE PROPOSALS BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY TO MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                    ANNEX I

         INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EMPLOYEES OF
          MENTOR GRAPHICS AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS

    Set forth in the tables below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for the directors and certain employees of Mentor Graphics and certain other representatives of Mentor Graphics, other than the Nominees, who may also solicit proxies from the stockholders of the Company. The principal business address of Mentor Graphics is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

             THE DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR GRAPHICS

                                                                    PRESENT PRINCIPAL OCCUPATION AND
NAME                                  TITLE                           FIVE YEAR EMPLOYMENT HISTORY
--------------------------  --------------------------  ---------------------------------------------------------
Walden C. Rhines..........  President,                  Dr. Rhines has served as Director, President and Chief
                            Chief Executive Officer     Executive Officer of Mentor Graphics since 1993. From
                            and Director                1972 to 1993, Dr. Rhines was employed by Texas
                                                        Instruments Incorporated where his duties included
                                                        Executive Vice President of Texas Instruments
                                                        Semiconductor Group. Dr. Rhines is also a director of
                                                        Cirrus Logic, Inc. and Triquint Semiconductor, Inc.

Gregory K. Hinckley.......  Executive Vice President,   Mr. Hinckley has served as Executive Vice President,
                            Chief Operating Officer     Chief Operating Officer and Chief Financial Officer of
                            and Chief Financial         Mentor Graphics since 1997. From 1995 until 1996, Mr.
                            Officer                     Hinckley was Senior Vice President of VLSI Technology,
                                                        Inc. From 1992 until 1996, Mr. Hinckley was Vice
                                                        President, Finance and Chief Financial Officer of VLSI.
                                                        Mr. Hinckley is also a director of OEC Medical Systems,
                                                        Inc. and Amkor Technology, Inc.

G. M. "Ken" Bado..........  Senior Vice President,      Mr. Bado has served as Senior Vice President, World Trade
                            World Trade                 of Mentor Graphics since 1996. Mr. Bado was Vice
                                                        President of the Americas of Mentor Graphics from 1994 to
                                                        1996. In 1996, Mr. Bado also held the position of Vice
                                                        President and General Manager, Professional Services of
                                                        Mentor Graphics. From 1991 to 1994, Mr. Bado was the
                                                        Southern Area General Manager for North American Sales of
                                                        Mentor Graphics.

Dean Freed................  Vice President,             Mr. Freed has served as Vice President, General Counsel
                            General Counsel and         and Secretary of Mentor Graphics since 1995. Mr. Freed
                            Secretary                   served as Deputy General Counsel and Assistant Secretary
                                                        of Mentor Graphics from 1994 to 1995 and was Associate
                                                        General Counsel and Assistant Secretary of Mentor
                                                        Graphics from 1990 to 1994.

                                                                    PRESENT PRINCIPAL OCCUPATION AND
NAME                                  TITLE                           FIVE YEAR EMPLOYMENT HISTORY
--------------------------  --------------------------  ---------------------------------------------------------
Dennis Weldon.............  Treasurer                   Mr. Weldon has served as Treasurer and Director of
                                                        Business Development of Mentor Graphics since 1996. Mr.
                                                        Weldon served as Director of Business Development of
                                                        Mentor Graphics from 1994 to 1996 and Director of Finance
                                                        for Product Operations of Mentor Graphics from 1992 to
                                                        1994.

Anne Wagner...............  Vice President,             Ms. Wagner has served as Vice President, Marketing of
                            Marketing                   Mentor Graphics since June 1998. From 1996 to 1998, Ms.
                                                        Wagner was Vice President of Corporate Marketing for the
                                                        SunSoft operating company of Sun Microsystems, Inc. From
                                                        1977 to 1996, Ms. Wagner was employed by National
                                                        Semiconductor Corporation where her duties included Vice
                                                        President, Marketing and Communications.

Jon A. Shirley............  Director                    Mr. Shirley has served as Chairman of the Board of
                                                        Directors of Mentor Graphics since 1994 and as a Director
                                                        of Mentor Graphics since 1989. Mr. Shirley's principal
                                                        occupation is private investment. Mr. Shirley served as
                                                        President and Chief Operating Officer of Microsoft
                                                        Corporation from 1983 to 1990. Mr. Shirley is currently a
                                                        director of Microsoft Corporation.

Marsha B. Congdon.........  Director                    Ms. Congdon has served as a Director of Mentor Graphics
                                                        since 1991. Since 1997, Ms. Congdon's principal
                                                        occupation has been private investment. Ms. Congdon
                                                        served as Vice President, Policy and Strategy of US West
                                                        Inc. from 1994 to 1997 and from 1992 to 1994, she served
                                                        as Regional Vice President and Chief Executive
                                                        Officer-Oregon of US West. From 1987 to 1992, Ms. Congdon
                                                        served as Vice President and Chief Executive
                                                        Officer--Oregon of US West Inc.

James R. Fiebiger.........  Director                    Dr. Fiebiger has served as a Director of Mentor Graphics
                                                        since 1994. Dr. Fiebiger has been President and Chief
                                                        Executive Officer of Gatefield Corp. since 1997. From
                                                        1993 to 1997, Dr. Fiebiger served as Chairman of the
                                                        Board and Managing Director of Thunderbird Technologies,
                                                        Inc. and from 1988 to 1993, he served as President and
                                                        Chief Operating Officer of VLSI. Dr. Fiebiger is also a
                                                        director of Thunderbird Technologies, Inc.

                                                                    PRESENT PRINCIPAL OCCUPATION AND
NAME                                  TITLE                           FIVE YEAR EMPLOYMENT HISTORY
--------------------------  --------------------------  ---------------------------------------------------------
David A. Hodges...........  Director                    Dr. Hodges has served as a Director of Mentor Graphics
                                                        since 1995. Dr. Hodges is a Professor in the Graduate
                                                        School of the Department of Electrical Engineering and
                                                        Computer Science at the University of California at
                                                        Berkeley (UC Berkeley) where he has been a faculty member
                                                        since 1970. Dr. Hodges was Dean of the College of
                                                        Engineering at UC Berkeley from 1990 to 1996. Dr. Hodges
                                                        is also a director of Silicon Image, Inc.

Fontaine K. Richardson....  Director                    Dr. Richardson has served as a Director of Mentor
                                                        Graphics since 1993. Dr. Richardson has been a General
                                                        Partner of Eastech Management Company since 1983. Dr.
                                                        Richardson is also a director of Banyan Systems
                                                        Incorporated.

        OTHER REPRESENTATIVES OF MENTOR GRAPHICS WHO MAY SOLICIT PROXIES

    Although Salomon Smith Barney does not admit that it or any of its directors, officer, employees or affiliates is a "participant," as defined in
Schedule 14A promulgated by the Commission under the Exchange Act, or that
Schedule 14A requires the disclosure of certain information concerning them, the following employees of Salomon Smith Barney may assist Mentor Graphics in soliciting proxies from the Company's stockholders. The principal business address of each Salomon Smith Barney employee named below is Salomon Brothers Inc., Seven World Trade Center, New York, NY 10048.

                                                                                      PRESENT PRINCIPAL
NAME                                                                              OCCUPATION OR EMPLOYMENT
--------------------------------------------------------------------------  -------------------------------------
Christopher Varelas.......................................................                Director
Adam M. Berger............................................................             Vice President
Richard Gallivan..........................................................             Vice President
Gregory J. Dalvito........................................................                Associate
Maurizio Cortese..........................................................            Financial Analyst

                                    ANNEX II

                            BENEFICIAL OWNERSHIP OF
          COMPANY SHARES BY MENTOR GRAPHICS, PURCHASER, THE NOMINEES,
            THE DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR GRAPHICS,
                  AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS

    On August 11, 1998, Mentor Graphics transferred record ownership of 100 Shares to the Purchaser. In addition, on the date hereof, Mentor Graphics beneficially owns, directly or indirectly, an aggregate of 791,500 Shares, including the 100 Shares held of record by Purchaser and the Shares issuable upon exercise of the Warrant described below (representing beneficial ownership of 4.4% of the Shares outstanding as of July 31, 1998, according to the Company's Form 10-Q for the quarter ended June 30, 1998). Mentor Graphics is the holder of a warrant to acquire 200,000 shares of Company Common Stock at an exercise price of $30.00 per share (the "Warrant"). The Warrant was issued on February 28, 1992 in connection with the sale by Mentor Graphics to the Company of a patent covering certain emulation technology and related assets and expires on February 27, 2000. Mentor Graphics and the Company entered into a registration rights agreement on February 28, 1992 which provides for the registration of the shares issuable upon exercise of the Warrant at such time as the Company proposes to register any of its stock or other securities under the Securities Act, subject to certain limitations set forth therein. While Mentor Graphics may beneficially own the Shares issuable upon exercise of the Warrant, Mentor Graphics does not intend to exercise the Warrant because the exercise price of $30.00 per share far exceeds the current market value of the Shares. The Shares now owned by Mentor Graphics and Purchaser were purchased in the transactions described in Annex IV hereto.

    Mentor Graphics is the holder of an unsecured subordinated promissory note of the Company dated September 29, 1993 (the "Promissory Note"), issued in connection with the termination of a Remarketing Agreement between Mentor Graphics and PiE Design Systems, Inc., which merged with the Company in June 1993. Pursuant to the terms of the Promissory Note, the Company agreed to pay Mentor Graphics the principal sum of $3,000,000 together with interest on the outstanding principal sum at a rate of four percent (4%) per annum, in five equal installments commencing on September 30, 1994. The final installment of $600,000 under the Promissory Note is due and payable on September 30, 1998.

    Jon A. Shirley and his wife are general partners of The Shirley Family Limited Partnership, which, in turn, is a limited partner of The Fallen Angel Limited Partnership. The Fallen Angel Limited Partnership is the record owner of 184,500 Shares. Mr. Shirley and his wife disclaim beneficial ownership of such Shares.

    In the ordinary course of its brokerage business, Salomon Smith Barney trades securities of the Company and has engaged in numerous transactions for its own account and for the accounts of its customers during the past two years. The number of such transactions for Salomon's own account during this period is approximately 7,400. Accordingly, it is impracticable to list each such transaction.

    Except as otherwise set forth in this Annex II, neither Mentor Graphics, Purchaser, the Nominees nor any of the other participants in this Solicitation,
(i) is the beneficial or record owner of any Shares, (ii) has purchased or sold any Shares within the past two years, borrowed any funds for the purpose of acquiring or holding any Shares, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any Shares, or (iii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

    Except as disclosed in this Proxy Statement, none of Mentor Graphics, Purchaser, their directors, the Nominees, the employees or other representatives of Mentor Graphics or Purchaser named in Annex I, or, to their best knowledge, their associates, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to future transactions to which the Company or any of its affiliates will or may be a party, or any material interest, direct or indirect, in any transaction that has occurred since January 1, 1997, or any currently proposed transaction or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and employees of Mentor Graphics or Purchaser and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since January 1, 1997, but Mentor Graphics and Purchaser believes that the interest of such persons in such transactions is not material.

                                   ANNEX III

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                    AND MANAGEMENT OF THE COMPANY AS A GROUP

    The following table sets forth, based on the Company's 1998 Proxy Statement, the security ownership of certain persons who have advised the Company that as of February 25, 1998 each "beneficially" owned more than 5% of the outstanding Shares and the beneficial ownership of Shares by all directors and officers of the Company and its subsidiaries as a group as of February 25, 1998.

                                                                            AMOUNT AND NATURE OF
                                                                                 BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                            OWNERSHIP(1)       PERCENT OF CLASS
-------------------------------------------------------------------------  ----------------------  -----------------
Kopp Investment Advisors, Inc. (2).......................................          2,597,975(3)             14.6%(3)
  7701 France Avenue South, Suite 500
  Edina, MN 55435
State of Wisconsin Investment Board (2)..................................          1,149,500(4)              6.5%(4)
  121 East Wilson Street
  Madison, WI 53707
All directors and executive officers as a group (20 persons)(5)..........          2,710,805                14.4%

------------------------

(1) The number and percentage of shares beneficially owned is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within sixty days of February 25, 1998 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) This information was obtained from filings made with the Commission pursuant to Sections 13(d) or 13(g) of the Exchange Act.

(3) Subsequent to the Company's 1998 Proxy Statement, Kopp Investment Advisors, Inc. ("Kopp") filed with the Commission a Form 13F which stated that, as of June 30, 1998, Kopp beneficially owned approximately 2,312,000 Shares.

(4) Subsequent to the Company's 1998 Proxy Statement, the State of Wisconsin Investment Board ("SWIB") filed with the Commission a Schedule 13G on August 5, 1998 which stated that SWIB beneficially owned 2,101,500 Shares, representing 11.8% of the outstanding Shares.

(5) Includes options to purchase 1,117,064 shares of Common Stock exercisable within sixty days of February 25, 1998.

    Although Mentor Graphics does not have any knowledge that would indicate that any statements contained herein are untrue, Mentor Graphics does not take any responsibility for the accuracy or completeness of the information contained herein, or for any failure by the Company to disclose events that may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Mentor Graphics.

                                    ANNEX IV

                     TRANSACTIONS IN SHARES OF THE COMPANY
                               BY MENTOR GRAPHICS

    Purchases and (sales) of Company Common Stock since August 1996 were made by Mentor Graphics as shown below:

  DATE     SHARES PURCHASED   PURCHASE PRICE

  6/19/98         10,000         $   7.150
  6/22/98          7,000         $   7.500
  6/23/98         29,000         $   7.483
  6/24/98         15,000         $   7.438
  6/25/98         20,000         $   7.438
  6/26/98         10,000         $   7.350
  6/29/98          7,500         $   7.313
   7/1/98          3,500         $   7.313
   7/2/98          2,500         $   7.500
   7/6/98          9,000         $   7.403
   7/7/98         25,000         $   7.625
   7/8/98          9,000         $   7.590
   7/9/98         12,500         $   7.563
  7/13/98         10,000         $   7.938
  7/14/98        137,000         $   7.865
  7/15/98         50,000         $   7.622
  7/17/98         25,000         $   7.813
  7/20/98         10,000         $   7.750
  7/21/98         12,000         $   7.688
  7/22/98         46,000         $   7.565
  7/23/98         10,000         $   7.625
  7/27/98          5,000         $   7.688
  7/28/98          6,000         $   7.750
  7/31/98         50,000         $   7.788
   8/3/98         18,000         $   7.653
   8/4/98         30,000         $   7.521
   8/5/98         20,000         $   7.438
  8/10/98          2,500         $   7.500

                                    ANNEX V

                FORM OF PROPOSED AMENDMENT TO THE COMPANY BYLAWS

Section 3.2 of Article III would be amended in its entirety to read as follows:

    "The authorized number of directors of the Corporation shall be five (5). No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

                                    ANNEX VI
                    FORM OF PROPOSED STOCKHOLDER RESOLUTION

    Mentor Graphics intends to present the following stockholder resolution for adoption by the Company's stockholders at the Special Meeting:

    "Resolved:That each provision of the bylaws of Quickturn Design Systems, Inc. or any amendment thereto adopted by the Board of Directors of Quickturn Design Systems, Inc. subsequent to March 30, 1998 and prior to approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved."

                                   IMPORTANT

    Your proxy is important. No matter how many Shares you own, please give Mentor Graphics your proxy FOR the Proposals by:

       1.  SIGNING the enclosed GOLD PROXY CARD,

       2.  DATING the enclosed GOLD PROXY CARD,

       3. MAILING the enclosed GOLD PROXY CARD TODAY in the envelope provided (no postage is required if mailed in the United States).

    If you hold your Shares in the name of one or more brokerage firms, banks, nominees or other institution, only they can sign a GOLD PROXY CARD with respect to your Shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD PROXY CARD.

    If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie at the address set forth below.

                                     [LOGO]

                                156 Fifth Avenue

                            New York, New York 10010

                         (212) 929-5500 (call collect)

                                       or

                         CALL TOLL-FREE: (800) 322-2885

                              FAX: (212) 929-0308

GOLD PROXY CARD
                       SPECIAL MEETING OF STOCKHOLDERS OF
                         QUICKTURN DESIGN SYSTEMS, INC.
             THIS PROXY IS SOLICITED BY MENTOR GRAPHICS CORPORATION

    The undersigned stockholder of Quickturn Design Systems, Inc. (the "Company") hereby appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, each with full power of substitution, to vote all shares of common stock, par value $.001 per share, of the Company that the undersigned is entitled to vote as if personally present at the Special Meeting of Stockholders of Quickturn Design Systems, Inc. to be held on October 29, 1998 at 3 p.m. New York City time at The Corporation Trust Company, 30 The Green, Dover, Delaware 19901, or at any special meeting called to consider Mentor Graphics Corporation's ("Mentor Graphics") proposals set forth herein (the "Proposals"), and at any adjournment, postponement or continuation thereof, provided however, that in no event will this proxy be valid beyond October 29, 1999. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.
      MENTOR GRAPHICS URGES YOU TO VOTE IN FAVOR OF EACH OF THE PROPOSALS. (Please mark each proposal with an "X" in the appropriate box)
1. To remove all members of the Board of Directors of the Company other than the Nominees (as defined below), if then directors.
            / /  For            / /  Against            / /  Abstain
2. To adopt an amendment to Section 3.2 of the bylaws of the Company to fix the number of Company directors at five.
            / /  For            / /  Against            / /  Abstain
3.  To elect the following directors to the Board of Directors of the Company:
   Gideon Argov, Scott H. Bice, Harry L. Demorest, C. Scott Gibson and Michael
    J.K. Savage (collectively, the "Nominees").
  / / FOR all Nominees, except as marked below / / WITHHOLD AUTHORITY for all Nominees
 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES, MARK FOR ABOVE AND PRINT THE NAME(S) OF THE PERSON(S) WITH RESPECT TO WHOM YOU WISH TO
                WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)
--------------------------------------------------------------------------------
                          (Continued on reverse side)

4. To adopt a stockholder resolution repealing each provision of the bylaws or any amendment thereto adopted by the Board of Directors of the Company subsequent to March 30, 1998 and prior to the effective date of the Proposals.

            / /  For            / /  Against            / /  Abstain

5. In the event any procedural matter, or any substantive matter that Mentor Graphics does not know of within a reasonable time before the Special Meeting, is properly brought before the Special Meeting or any adjournment thereof, the proxies are authorized to vote upon such matters in their discretion.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR ALL OF THE PROPOSALS.

                                        PLEASE DATE AND SIGN THIS PROXY EXACTLY
                                              AS YOUR NAME APPEARS HEREON

                                        (Signature)
                                        ----------------------------------------

                                        (Signature if held jointly)
                                        ----------------------------------------

                                        (Title)              (Dated)
                                        ----------------------------------------
                                            When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney-in-fact, executor,
                                        administrator, trustee, guardian,
                                        corporate officer or partner, please
                                        give full title as such. If a
                                        corporation, please sign in corporate
                                        name by President or other authorized
                                        officer. If a partnership, please sign
                                        in partnership name by authorized
                                        person.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                               ENVELOPE PROVIDED.